Exhibit 3.1

 state of Ohio Department of State G0623-0091 Sherrod Brown Secretary of State Date 5/19/89 Number 609258 Receipt No. 82006 G623-0091 0100 Received of or filed by Vorys, Sater, seymour and pease the sum of $2,535.00 for filing AMD INC of RURBAN FINANCIAL CORP. Returned to: Vorys, Sater, seymour and pease Att:E.T.Farrar P.O.Box 1008 Columbus,Oh 43216-1008 AMD 2,535.00 INC $ Name: SEc 6001 Rurban Financial Corp. Total Fee: $2,535.00

 G0623-0092 Department of state The State of Ohio Sherrod Brown Secretary of State 609258 Certificate it is hereby certified that the Secretary of state of Ohio has custody of the Records of Incorporation and Miscellaneous Filings; that said records show the filing and recording of: AMD INC Rurban Financial Corp. of: United Stares of Ameerica state of Ohio Office of the secretary of state Recorded on roll G623 at Frame 0093 of the records of incorporation and miscellaneous filings witness my hand and the seal of the secretary of state, at the city of columbus, Ohio, this 5th day of May, A.D.19 89. Sherrod Brown Secretary of State

 G0623-0093 Certificate of Amendement to The Amended Articles of Rurban Financial Corp. The Undersigned hereby certify that they are the duly elected, qualified and acting president and Secretary, respect-tively, of Rurban Financial Corp., an ohio corporation (the "company"); that the annual meeting of the shareholders (the "annula meeting") of the company was duly called and held on April 24, 1989, at which annual meeting a quorum of shareholders of the company was at all times present in person or by proxy; that two-thirds (2/3) of the whole authorized number of directors of the company recommended to the shareholders the approval of an amendment to article fourth of company's amended articles in order to increase the authorized number of shares of the company to 1,500,000 shares, all of which will be common shares without par value; and that the resolution attached hereto as annex 1 and incorporated herein by this reference was duly adopted by the shareholders of the company at the annual meeting by the affirms-tive vote of the company at the holders of shares entitling them to exercise 74.1% of the voting power of the company entitled to vote thereon in accordance with article sixth of the amended articles of the company.

 Go623-0094In witness whereof, the undersigned president and secretary of rurban financial corp., acting for and on behalf of said corporation, have hereunto set their hands this 2nd day of may, 1989.Richard c.burrows, president william P. Weaver, secretary

 G0623-0095 Annex 1 RESOVED, that the Amended Artiles of Rurban Financial Corp. be, and the same hereby are, amended by deleting present Article FOURTH in its entirety and by substituting in its place new Article FOURTH in the following form: ARTICLE FOURTH OF THE AMENDED ARTICLES OF RURBAN FINANCIAL CORP.FOURTH: The total authorized number of shares of the corporation shall be 1,500,000, all of which shall be common shares, each wihtout par value.

Vorys, Sater, Seymour and Pease Hand Delivered Ohio secretary of State Corporations Section State Office Tower Columbus, Ohio 43215 Re: Rurban Financial Corp. – Certificate of Amendment to the Amended Articles Gentlemen: I have enclosed herewith for filing on behalf of Rurban Financial Corp. (the “Company”), the executed Certificate of Amendment to the Amended Articles of Rurban Financial Corp. (the “Certificate of Amendment”). The certificate of Amendment sets forth the manner by which the shareholders of the Company to 1,500,000 shares, all of which will be common shares without par values. I have also enclosed herewith an additional copy of the Certificate of Amendment which I would appreciate your date-stamping to evidence your receipt of this filing and returning to me. I have also enclosed herewith a check in the amount of $2,535.00 made payable to “Ohio Secretary of State” in payment of the applicable fees for filing the Certificate of Amendment. I would appreciate your returning to me the Certificate issued by the Secretary of State with respect to the filing of this Certificate of Amendment. If your have any questions concerning the enclosed Certificate of Amendment, please call the undersigned at (614) 464-5607. Very truly yours, Elizabeth Turrell Farrar ETF: Enclosure CC: Charles S. DoRousie, ESQ. Mr. William P. Weaver, Rurban Financial Corp. Mr. Richard C. Burrows, Rurban Financial Corp.